Exhibit 99.1

           FNB Corp. Announces 12% Increase in Third Quarter Earnings

    ASHEBORO, N.C.--(BUSINESS WIRE)--Oct. 18, 2005--FNB Corp. (NASDAQ:FNBN), the holding company for First National Bank and Trust Company and Dover Mortgage Company, today announced its financial results for the third quarter of 2005. Net income for the third quarter increased to $2.559 Million, or $.44 per diluted share, from $2.284 Million or $.40 per diluted share, in the same period of 2004, the gains in net income and earnings per share being 12.0% and 10.0%, respectively. For the first nine months of 2005, net income was $7.137 Million, or $1.24 per diluted share, compared to $4.352 Million, or $.74 per diluted share, in the same period last year, increases of 64.0% for earnings and 67.6% for EPS. The comparability of financial results for the nine-month periods was significantly affected by certain factors that negatively affected earnings of the second quarter of 2004, including a $2,780,000 provision for loan losses, which reflected loan charge-offs of $2,574,000, and the required adoption of an accounting change for the mortgage banking subsidiary that resulted in a $356,000 reduction in income from mortgage loan sales
    At September 30, 2005, total assets were $931,243,000, an increase of 10.1% from September 30, 2004, loans were $708,562,000, an increase of 10.5%, and deposits were $721,773,000, an increase of 12.5%. Compared to December 31, 2004, total assets, loans and deposits increased 7.9%, 6.6% and 9.4%, respectively. Return on average equity on an annualized basis for the first nine months of 2005 was 11.17%, and return on average assets was 1.06%. Return on tangible equity and assets (calculated by deducting average goodwill from average equity and from average assets) amounted to 13.82% and 1.08% respectively. For the 2005 third quarter, return on equity was 11.79% and return on assets was 1.12%, the returns on tangible equity and assets amounting to 14.53% and 1.14%, respectively.
    Increases in interest rates have improved the yield on earning assets, although the cost of funds is being impacted by the general increase in rates. Net interest income increased $4,177,000 or 20.4% in the first nine months of 2005 compared to the same period in 2004, reflecting the effect of an increase in the net interest margin, stated on a taxable equivalent basis, from 3.83% in 2004 to 4.15% in 2005 coupled with a 10.2% increase in the level of average earning assets. For the 2005 third quarter, the $1,411,000 or 19.6% increase in net interest income reflected an increase in the net interest margin from 3.94% to 4.24% and a 9.7% increase in average earning assets.
    "We are pleased to report improved quarterly earnings coupled with loan and deposit growth," reported FNB Chairman Michael C. Miller. "There was a significant increase in net interest income in the first nine months of 2005, reflecting both growth in earning assets and improved net interest margin. Growth and enhancement of our existing operations continues with the opening in August of our new Randleman YES Bank Office, replacing an outdated facility, and the ground breaking in September for our second YES Bank Office in Salisbury anchoring the "First National Center" development at Jake Alexander Boulevard and Statesville Road.
    "We are also preparing for completion of the acquisition of United Financial, Inc., the parent company of Alamance Bank and Hillsborough Bank. Based in Graham, N.C., United has approximately $150 Million in total assets. The United shareholders approved the merger on September 27, 2005 and, following approval by applicable regulatory authorities, the merger is expected to close in November with the subsidiary banks to merge by year-end 2005.
    "In another exciting development, we announced in September the proposed acquisition of Integrity Financial Corporation, the parent company of First Gaston Bank and Catawba Valley Bank, and its division Northwestern Bank. Based in Hickory, NC, Integrity has approximately $670 Million in total assets. The merger of Integrity into FNB will result in the creation of a new bank holding company to be known as FNB United Corp. that will be a $1.8 Billion enterprise with 41 community offices in 17 counties extending from the Central and Southern Piedmont and Sandhills to the Foothills and Mountains of Western North Carolina. The transaction is subject to certain conditions, including the approval of Integrity and FNB shareholders and applicable regulatory authorities. The merger is anticipated to close in the early second quarter of 2006."
    Noninterest income increased $902,000 or 8.9% in the first nine months of 2005 compared to the same period in 2004 and $314,000 or 8.6% in comparing third quarter results, due primarily to an increased level of income from mortgage loan sales and service charges on deposit accounts. As noted above, a required accounting change resulted in a $356,000 reduction in income from mortgage loan sales in the 2004 second quarter, while adoption of new regulatory guidance on the accounting for courtesy overdraft programs in the 2005 second quarter is having the effect of increasing noninterest income at the expense of higher loan loss provisions. Noninterest expense was $2,243,000 or 10.6% higher in the first nine months of 2005 and $1,235,000 or 17.4% higher in the third quarter, reflecting increased personnel expense that was due in large part to the higher level of mortgage loan sales activity and to increased incentive compensation.
    At September 30, 2005, the allowance for loan losses was $8,026,000, amounting to 1.16% of loans held for investment compared to 1.12% at December 31, 2004 and 1.10% at September 30, 2004. The provision for loan losses recorded in the third quarter of 2005 amounted to $446,000 compared to $460,000 in the third quarter of 2004. For the first nine months of 2005, the provision was $1,680,000 compared to $3,510,000 in the same period of 2004. As noted above, there was a significant provision recorded in the second quarter of 2004; and, commencing in the second quarter of 2005, adoption of new regulatory guidance on the accounting for courtesy overdraft programs is increasing the provision level, although offset by an increase in noninterest income. As of September 30, 2005, nonperforming loans were $5,132,000 in total compared to $5,227,000 and $6,062,000 as of
December 31, 2004 and September 30, 2004, respectively. Nonaccrual loans and accruing loans past due 90 days or more amounted to $4,508,000 and $624,000 respectively, at September 30, 2005,
$3,952,000 and $1,275,000 at December 31, 2004, and $4,121,000 and
$1,941,000 at September 30, 2004. Loans considered impaired as of September 30, 2005 amounted to $215,000 (all of which was on nonaccrual status) compared to $321,000 as of September 30, 2004. There were no loans considered impaired as of December 31, 2004.

    FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company and Dover Mortgage Company. First National (www.MyYesBank.com) operates 21 community YES! Banks in Archdale, Asheboro, Biscoe, China Grove, Ellerbe, Greensboro, Kannapolis, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Salisbury, Seagrove, Siler City, Southern Pines and Trinity. Dover Mortgage Company (www.dovermortgage.com) operates mortgage production offices in Carolina Beach, Charlotte, Goldsboro, Greenville, Kernersville, Lake Norman, Leland, Raleigh and Wilmington. Through its subsidiaries, FNB offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services. The Federal Deposit Insurance Corporation insures First National's deposits up to applicable limits.
    FNB Corp. stock is traded on the NASDAQ National Market System under the symbol "FNBN". Market makers for FNB Corp. stock are Scott & Stringfellow, Morgan Keegan & Company, Keefe, Bruyette & Woods, Fig Partners, Ferris Baker Watts, Knight Securities, UBS Securities, Ryan Beck & Company, Sandler O'Neill & Partners and Stern Agee and Leach.

    This news release contains forward-looking statements, including estimates of future operating results and other forward-looking financial information for FNB, United and Integrity. These estimates constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve various risks and uncertainties. Actual results may differ materially due to such factors as: (1) expected cost savings from the mergers not materializing within the expected time frame; (2) revenues following the mergers not meeting expectations; (3) competitive pressures among financial institutions increasing significantly; (4) costs or difficulties related to the integration of the businesses of FNB, United and Integrity being greater than anticipated; (5) general economic conditions being less favorable than anticipated; and (6) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged. FNB does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.
    FNB will file a registration statement with the Securities and Exchange Commission relating to the merger of FNB and Integrity. The registration statement will include a joint proxy statement/prospectus, which will serve as the proxy statement of FNB and Integrity relating to the solicitation of proxies for use at the meetings of their respective shareholders to approve the merger and the prospectus of FNB relating to the offer and distribution of FNB common stock in the merger. Investors are urged to read the proxy statement/prospectus and any other relevant documents to be filed with the Securities and Exchange Commission because they contain important information. Investors will be able to obtain these documents free of charge at the Commission's web site (www.sec.gov). In addition, documents filed with the Commission by FNB will be available free of charge from the Treasurer and Secretary, FNB Corp., 101 Sunset Avenue, Asheboro, North Carolina 27203.


                      FNB Corp. and Subsidiaries
                  CONSOLIDATED FINANCIAL INFORMATION
                 (In thousands except per share data)

                            Three Months Ended     Nine Months Ended
                              September 30,          September 30,
                            --------------------- -------------------
                                2005        2004     2005        2004
                            --------- ----------- --------- ---------
SUMMARY OF OPERATIONS

Interest income:
   Loans                    $ 12,375 $     9,042 $  34,251 $   25,353
   Investment
    securities:
       Taxable income            873         795     2,539      2,591
       Non-taxable
        income                   406         429     1,243      1,303
   Other                          59          41       176        116
                            --------- ----------- --------- ---------
         Total interest
          income              13,713      10,307    38,209     29,363
Interest expense               5,093       3,098    13,585      8,916
                            --------- ----------- --------- ---------
Net interest income            8,620       7,209    24,624     20,447
Provision for loan
 losses                          446         460     1,680      3,510
                            --------- ----------- --------- ---------
Net interest income
 after provision for
 loan losses                   8,174       6,749    22,944     16,937
Noninterest income             3,966       3,652    11,088     10,186
Noninterest expense            8,319       7,084    23,478     21,235
                            --------- ----------- --------- ---------
Income before income
 taxes                         3,821       3,317    10,554      5,888
Income taxes                   1,262       1,033     3,417      1,536
                            --------- ----------- --------- ---------

Net income                  $  2,559 $     2,284 $   7,137 $    4,352
                            ========  ==========  ========= =========

Per share data:
   Net income:
       Basic                $    .46 $       .41 $    1.27 $      .77
       Diluted                   .44         .40      1.24        .74
       Cash dividends
        declared                 .15         .15       .45        .45

                                September 30,     December 31,
                             -------------------- -----------
                                2005        2004      2004
                             -------- ----------- -----------
BALANCE SHEET INFORMATION

Total assets                $931,243 $   845,557 $ 862,891
Cash and due from banks       24,540      18,421    19,109
Investment securities        125,660     123,901   125,143
Loans                        708,562     641,108   664,754
Other earning assets          15,228       8,751     1,400
Goodwill                      16,359      16,335    16,335
Deposits                     721,773     641,703   659,544
Other interest-bearing
 liabilities                 114,135     115,351   113,647
Shareholders' equity          86,121      81,453    82,147

Per share data:
   Book value               $  15.32 $     14.48 $   14.66
   Closing market price        18.86       17.68     19.14


FNB Corp. is the holding company for First National Bank and Trust
 Company and Dover Mortgage Company.

FNB Corp. stock is traded on the Nasdaq National Market under the symbol "FNBN". Market makers are Scott & Stringfellow, Morgan Keegan & Company, Keefe, Bruyette & Woods, FIG Partners, Ferris Baker Watts, Knight Securities, UBS Securities, Ryan Beck & Company, Sandler O'Neill & Partners and Stern Agee and Leach.



    CONTACT: FNB Corp.
             Jerry A. Little, 336-626-8300